NEWS

FOR IMMEDIATE RELEASE	CONTACTS
May 12, 2014	Richard Eisenberg
(Investor Inquiries)

Chris Bohanon
(Media Inquiries)

202-872-7700

Farmer Mac Reports First Quarter 2014 Results

Washington, DC - The Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A) today announced its first quarter 2014 results, which included a new milestone in outstanding business volume and continued strong portfolio credit quality, as delinquencies and charge-offs remained low. Outstanding business volume grew $157.9 million on total new business of $728.6 million to reach $14.1 billion as of March 31, 2014. During first quarter 2014, Farmer Mac also increased the quarterly dividend paid on its common stock and strengthened its capital position through the issuance of $75.0 million of fixed-rate perpetual preferred stock.
Farmer Mac's core earnings, a non-GAAP measure, were $11.0 million ($0.97 per diluted common share) in first quarter 2014, compared to $11.3 million ($1.01 per diluted common share) in first quarter 2013. Farmer Mac's net effective spread was $23.7 million (75 basis points) in first quarter 2014, compared to $26.3 million (90 basis points) in first quarter 2013. Half of this $2.6 million in spread compression was due to a series of two types of transactions conducted during first quarter 2014 that, although they reduced reported net effective spread in the current quarter, should be positive over the long term. The first series of transactions was the early refinancing of $414.9 million of AgVantage securities and the second was the early recasting of $241.7 million of Rural Utilities loans into longer-term loans. The rationale for all of these transactions was the same - work with existing customers to extend the relationships far out into the future, despite the immediate costs in the current quarter. The remaining decrease was primarily due to the general contraction in asset spreads that has occurred over the course of the past year compared to the year ago period. In terms of core earnings, the reduction in net effective spread during first quarter 2014 was offset by tax benefits of $0.9 million associated with gains on investment portfolio assets realized in first quarter 2014, as well as by a decrease in credit and operating expenses of $0.6 million after-tax.
Compared sequentially to fourth quarter 2013, first quarter 2014 core earnings decreased $4.3 million. A number of factors drove that change, several of them unique and not frequently reoccurring. Net effective spread decreased $3.4 million ($2.2 million after-tax) as the result of three items: (1) the recognition in fourth quarter 2013 of $1.8 million ($1.1 million after-tax) of yield maintenance payments and interest income collected on delinquent loans and recorded on a cash basis, (2) $1.2 million ($0.8 million after-tax) of higher margin business that matured or prepaid, and (3) $0.5 million ($0.3 million after-tax) associated with the early refinancing of AgVantage securities and recasting of Rural Utilities loans discussed above (the variance for this is less than for the variance as compared to first quarter 2013 since some of the early refinancing activity for both the AgVantage securities and Rural Utilities loans began in fourth quarter 2013). In Farmer Mac's experience, run-off business tends to be more significant in the first and third quarters of each year, particularly in the first quarter. In addition to the change in net effective spread, a reduction of $1.2 million in tax benefits associated with gains realized on certain investment portfolio assets, an increase of $0.4 million after-tax in credit-related expenses, and an increase of $0.3 million after-tax in hedging expenses, as well as increases in operating expenses of $0.1 million after-tax all contributed to the sequential reduction in core earnings in first quarter 2014 compared to fourth quarter 2013.
Farmer Mac's net income attributable to common stockholders for first quarter 2014 was $0.8 million ($0.07 per diluted common share), compared to $16.2 million ($1.45 per diluted common share) for first quarter 2013. This decrease was mostly due to fair value changes recognized on financial derivatives and hedged assets, which were a $2.4 million after-tax decrease in first quarter 2014 compared to a $5.7 million after-tax increase in first quarter 2013. The remainder was largely due to acceleration of the amortization of premiums ($7.5 million after-tax) associated with the recasting of the Rural Utilities loans, as well as the spread compression related to these transactions, as discussed above.
Farmer Mac's President and Chief Executive Officer Tim Buzby stated, "Farmer Mac had a solid first quarter and positioned itself for more success over the long term.  During first quarter 2014, credit quality remained strong, and we continued our focus on finding innovative ways to meet the needs of lenders and borrowers in rural America.  This quarter marked Farmer Mac's 10th straight quarter of increased business volume, a trend that we hope to continue by retaining current customers and pursuing new opportunities.  During the quarter, we issued $75 million of new preferred stock to further bolster our capital position in anticipation of other preferred stock becoming callable and ultimately to reduce the cost of future preferred stock dividends. We also increased our quarterly common stock dividend to 14 cents per share, our third consecutive annual increase.  Farmer Mac remains committed to fulfilling its mission of increasing the availability of credit to maintain a strong and vibrant rural America and continues to focus on the fundamentals that will build long-term value for our stockholders."
Business Segments and Presentation
Farmer Mac's management has determined that Farmer Mac's operations are most easily analyzed and managed as four rather than three reportable operating segments effective January 1, 2014. The four segments are Farm & Ranch, USDA Guarantees, Rural Utilities, and a newly designated Institutional Credit segment. The Institutional Credit business segment is comprised of all of Farmer Mac's AgVantage securities, which were previously included as components of the Farm & Ranch and Rural Utilities segments. Net effective spread by business segment for first quarter 2014 was $7.6 million (163 basis points) for Farm & Ranch, $3.4 million (81 basis points) for USDA Guarantees, $2.2 million (81 basis points) for Rural Utilities, and $6.3 million (50 basis points) for the Institutional Credit line of business.
Revenue
Net effective spread for first quarter 2014 was $23.7 million (75 basis points), compared to $27.1 million (85 basis points) in fourth quarter 2013 and $26.3 million (90 basis points) in first quarter 2013. This decrease in net effective spread was in part attributable to transactions related to the early refinancing of AgVantage securities at lower market spreads and the recasting of certain Rural Utilities loans into longer-term loans in first quarter 2014, as the original funding for the refinanced and recast assets remained in place through the end of first quarter 2014. Although these transactions resulted in a decrease in net effective spread for the current period, the resulting new assets are generally expected to produce greater spreads for Farmer Mac over the long term as the original funding for the refinanced and recast assets matured at the end of first quarter 2014 and the longer term recast loans generally have higher spreads than the original loans. Guarantee and commitment fees, which compensate Farmer Mac for assuming the credit risk on loans underlying Farmer Mac Guaranteed Securities and long-term standby purchase commitments ("LTSPCs"), were $6.5 million for first quarter 2014, compared to $6.6 million for first quarter 2013. The decrease in guarantee and commitment fees was primarily attributable to decreased guarantee fees on AgVantage and Farm & Ranch Guaranteed Securities.
Business Volume
Farmer Mac added $728.6 million of new business during first quarter 2014, with contributions from all business lines and products. Specifically, Farmer Mac:

•	purchased $192.4 million of newly originated Farm & Ranch loans;

•	added $185.6 million of Farm & Ranch loans under LTSPCs;

•	purchased $68.0 million of USDA Securities;

•	purchased $53.9 million of Rural Utilities loans; and

•	purchased $228.7 million of AgVantage securities.
This new business exceeded maturities and principal paydowns on existing business, as Farmer Mac grew its outstanding business volume to $14.1 billion as of March 31, 2014. The $157.9 million increase in outstanding business volume from December 31, 2013 represents an annualized growth rate of approximately 5 percent. Total principal paydowns and maturities in first quarter 2014 were $570.7 million, including $225.7 million of unscheduled payments. In Farmer Mac's experience, the largest paydowns on the loans in its lines of business usually occur during the first quarter of each year because almost all loans have a required January 1 payment date, including most loans that pay on a quarterly, semi-annual, or annual basis.
Demand has continued to remain strong for Farmer Mac's loan products in the Farm & Ranch line of business, which drove a 20 percent increase in Farm & Ranch loan purchases in first quarter 2014 compared to first quarter 2013. Farmer Mac believes that demand for its secondary market tools should also continue as rural lenders adapt to changes in the interest rate environment and regulatory frameworks that may require lenders to obtain more liquidity and capital or to reduce exposure due to lending or concentration limits.
Credit Quality
The high credit quality of Farmer Mac's four lines of business continued during first quarter 2014. In the Farm & Ranch portfolio, 90-day delinquencies were $29.4 million (0.56 percent of the Farm & Ranch portfolio) as of March 31, 2014, compared to $28.3 million (0.55 percent) as of December 31, 2013 and $39.7 million (0.83 percent) as of March 31, 2013. Farmer Mac recorded net provisions of $0.7 million to the allowance for losses during first quarter 2014, compared to net provisions of $1.2 million for first quarter 2013. Charge-offs were $29,000 in first quarter 2014, a decrease from $3.8 million in the same period for 2013.

For Farmer Mac's other lines of business, there are currently no delinquent AgVantage securities or Rural Utilities loans, and USDA Securities are backed by the full faith and credit of the United States. As a result, across all of Farmer Mac's lines of business, 90-day delinquencies represented 0.21 percent of total volume as of March 31, 2014, compared to 0.20 percent as of December 31, 2013 and 0.30 percent as of March 31, 2013.
Farmer Mac continues to monitor drought conditions that have persisted this year in the western part of the United States, including California. Farmer Mac has not observed any material effect on its portfolio due to the drought conditions, although continuation of extreme or exceptional drought conditions beyond the 2014 water year could have an adverse effect on Farmer Mac's delinquency rates and ultimately its loss experience. Farmer Mac believes it remains well-collateralized on loans in its Farm & Ranch line of business, including those that could be affected by drought conditions.
Capital and Liquidity
Farmer Mac is required to hold capital in excess of both its statutory minimum capital requirement ($403.0 million as of March 31, 2014) and the amount required by the risk-based capital stress test prescribed by Farm Credit Administration ("FCA") regulations ($90.4 million as of March 31, 2014). Farmer Mac's core capital totaled $664.0 million as of March 31, 2014, exceeding the statutory minimum capital requirement by $261.0 million, or 65 percent.
As of March 31, 2014, total equity was $679.0 million, compared to $574.5 million as of December 31, 2013. A $31.2 million increase in accumulated other comprehensive income ("AOCI") and the net issuance of $73.3 million of Series B preferred stock contributed to a majority of the increase in equity. The change in AOCI resulted primarily from increases in unrealized gains on available-for-sale securities due to decreases in interest rates in 2014.
As prescribed by FCA regulations, Farmer Mac was required to maintain a minimum of 60 days of liquidity during first quarter 2014. As of March 31, 2014, Farmer Mac had 127 days of liquidity, as calculated in accordance with the applicable FCA regulations in effect during first quarter 2014.  FCA recently approved a final rule to revise the regulations governing the management of liquidity risk at Farmer Mac, which became effective on April 30, 2014. These new regulations require Farmer Mac to hold a minimum of 90 days of liquidity and revise the methodology for determining Farmer Mac's liquidity reserve. Farmer Mac does not expect its compliance with these new regulations to materially affect its operations or financial condition.
Reconciliation of Core and GAAP Earnings
Farmer Mac uses core earnings, a non-GAAP financial measure, to measure corporate economic performance and develop financial plans because, in management's view, core earnings is a useful alternative measure in understanding Farmer Mac's economic performance, transaction economics, and business trends. Core earnings principally differs from GAAP net income attributable to common stockholders by excluding the effects of fair value accounting guidance, which are not expected to have a cumulative net impact on GAAP earnings if the related financial instruments are held to maturity, as is generally expected. Core earnings also differs from GAAP net income attributable to common stockholders by excluding specified infrequent or unusual transactions that Farmer Mac believes are not indicative of future operating results and that may not reflect the trends and economic financial performance of Farmer Mac's core business. This non-GAAP financial measure may not be comparable to similarly labeled non-GAAP financial measures disclosed by other companies. Farmer Mac's disclosure of this non-GAAP measure is intended to be supplemental in nature, and is not meant to be considered in isolation from, as a substitute for, or as more important than, the related financial information prepared in accordance with GAAP.

A reconciliation of Farmer Mac's GAAP net income attributable to common stockholders to core earnings is presented in the following tables:

Reconciliation of GAAP Net Income Attributable to Common Stockholders to Core Earnings
	For the Three Months Ended
	March 31, 2014	March 31, 2013
	(in thousands, except per share amounts)
GAAP net income attributable to common stockholders	$813	$16,190
Less the after-tax effects of:
Unrealized (losses)/gains on financial derivatives and hedging activities	(2,395)	5,712
Unrealized gains on trading assets	426	136
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value (1)	(8,027)	(618)
Net effects of settlements on agency forward contracts	(176)	(338)
Sub-total	(10,172)	4,892
Core earnings	$10,985	$11,298

Composition of Core Earnings:
Revenues:
Net effective spread	$23,702	$26,263
Guarantee and commitment fees	7,049	6,792
Other	(410)	186
Total revenues	30,341	33,241

Credit related expenses:
Provisions for losses	674	1,176
REO operating expenses	2	126
Losses/(gains) on sale of REO	3	(47)
Total credit related expenses	679	1,255

Operating expenses:
Compensation & employee benefits	4,456	4,698
General & Administrative	2,794	2,917
Regulatory fees	594	594
Total operating expenses	7,844	8,209

Net earnings	21,818	23,777
Income taxes	4,334	6,081
Non-controlling interest	5,547	5,547
Preferred stock dividends	952	851
Core earnings	$10,985	$11,298

Core earnings per share:
Basic	$1.01	$1.05
Diluted	0.97	1.01
(1) Includes $7.5 million related to the acceleration of premium amortization in first quarter 2014 due to significant refinancing activity in the Rural Utilities line of business.

More complete information about Farmer Mac's performance for first quarter 2014 is set forth in Farmer Mac's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014 filed today with the Securities and Exchange Commission (SEC).
Forward-Looking Statements
In addition to historical information, this release includes forward-looking statements that reflect management's current expectations as to Farmer Mac's future financial results, business prospects, and business developments. Management's expectations for Farmer Mac's future necessarily involve a number of assumptions and estimates and the evaluation of risks and uncertainties. Various factors or events could cause Farmer Mac's actual results to differ materially from the expectations as expressed or implied by the forward-looking statements, including uncertainties regarding:

•	the availability to Farmer Mac and Farmer Mac II LLC of debt financing and, if available, the reasonableness of rates and terms;

•	legislative or regulatory developments that could affect Farmer Mac or its sources of business, including but not limited to:

◦
developments related to the implementation of agricultural policies and programs resulting from the recently enacted Agricultural Act of 2014 (referred to as the 2014 Farm Bill), including the elimination of direct payments to agricultural producers by the USDA and increased federal subsidies for enhanced crop insurance programs; and

◦	changes in policies related to renewable fuel standards and the use of ethanol as a blending agent;

•	fluctuations in the fair value of assets held by Farmer Mac and Farmer Mac II LLC;

•
the rate and direction of development of the secondary market for agricultural mortgage and rural utilities loans, including lender interest in Farmer Mac credit products and the secondary market provided by Farmer Mac;

•	the general rate of growth in agricultural mortgage and rural utilities indebtedness;

•
the impact of economic conditions, including the effects of weather-related conditions and fluctuations in agricultural real estate values, on agricultural mortgage lending and borrower repayment capacity;

•	developments in the financial markets, including possible investor, analyst, and rating agency reactions to events involving GSEs, including Farmer Mac;

•	changes in the level and direction of interest rates, which could, among other things, affect the value of collateral securing Farmer Mac's agricultural mortgage loan assets; and

•	volatility in commodity prices relative to costs of production and/or export demand for U.S. agricultural products.
Other risk factors are discussed in Farmer Mac's Annual Report on Form 10‑K for the year ended December 31, 2013, as filed with the SEC on March 13, 2014, and in Farmer Mac's Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, as filed with the SEC on May 12, 2014. In light of these potential risks and uncertainties, no undue reliance should be placed on any forward-looking statements expressed in this release.  The forward-looking statements contained in this release represent management's expectations as of the date of this release. Farmer Mac undertakes no obligation to release publicly the results of revisions to any forward-looking statements included in this release to reflect new information or any future events or circumstances, except as the SEC otherwise requires.
Earnings Conference Call Information
The conference call to discuss Farmer Mac's first quarter 2014 financial results and Form 10-Q will be held beginning at 11:00 a.m. eastern time on Monday, May 12, 2014 and can be accessed by telephone or live webcast as follows:
Telephone (Toll Free): 877-870-4263
Webcast: http://www.farmermac.com/Investors/ConferenceCall/
If you are dialing in to the call, please ask for the conference chairman Tim Buzby. You will receive additional instructions when you join the call. The call can be heard live and will also be available for replay on Farmer Mac’s website at the link provided above for two weeks following the conclusion of the call.
General Information
Farmer Mac is the stockholder-owned company created to deliver capital and increase lender competition for the benefit of American agriculture and rural communities. Farmer Mac's Class C non-

voting common stock and Class A voting common stock are listed on the New York Stock Exchange under the symbols AGM and AGM.A, respectively. Additional information about Farmer Mac (including the Annual Report on Form 10-K and Quarterly Report on Form 10-Q referenced above) is available on Farmer Mac's website at www.farmermac.com. Farmer Mac II LLC is a subsidiary of Farmer Mac that operates the USDA Guarantees line of business of purchasing and holding USDA-guaranteed loans. Information about Farmer Mac II LLC is available on its website at www.farmermac2.com.

* * * *

FEDERAL AGRICULTURAL MORTGAGE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	As of
	March 31, 2014	December 31, 2013
	(in thousands)
Cash and cash equivalents	$866,585	$749,313
Investment securities	2,470,015	2,484,075
Farmer Mac Guaranteed Securities	5,149,533	5,091,600
USDA Securities	1,651,761	1,612,013
Loans:
Loans	2,641,714	2,570,125
Loans held in consolidated trusts	609,464	629,989
Allowance for loan losses	(7,410)	(6,866)
Total loans, net of allowance	3,243,768	3,193,248
Other assets	172,691	231,531
Total Assets	$13,554,353	$13,361,780
Notes Payable:
Due within one year	$7,354,271	$7,338,781
Due after one year	5,036,375	5,001,169
Total notes payable	12,390,646	12,339,950
Debt securities of consolidated trusts held by third parties	312,643	261,760
Reserve for losses	6,569	6,468
Other liabilities	165,520	179,133
Total Liabilities	12,875,378	12,787,311
Preferred stock	131,639	58,333
Common stock	10,886	10,886
Additional paid-in capital	111,477	110,722
Accumulated other comprehensive income/(loss)	14,954	(16,202)
Retained earnings	168,166	168,877
Non-controlling interest - preferred stock	241,853	241,853
Total Equity	678,975	574,469
Total Liabilities and Equity	$13,554,353	$13,361,780

FEDERAL AGRICULTURAL MORTGAGE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended
	March 31, 2014	March 31, 2013
	(in thousands, except per share amounts)
Interest income:
Net interest income	$14,992	$28,370
Provision for loan losses	(573)	(430)
Net interest income after provision for loan losses	14,419	27,940
Non-interest (loss)/income:
Guarantee and commitment fees	6,518	6,612
(Losses)/gains on financial derivatives and hedging activities	(7,578)	4,494
Gains on trading assets	655	210
Gains on sale of available-for-sale investment securities	15	2
(Losses)/gains on sale of real estate owned	(3)	47
Other income	92	1,080
Non-interest (loss)/income	(301)	12,445
Non-interest expense:
Compensation and employee benefits	4,456	4,698
General and administrative	2,794	2,917
Provision for losses	101	746
Other non-interest expense	596	720
Non-interest expense	7,947	9,081
Income before income taxes	6,171	31,304
Income tax (benefit)/expense	(1,141)	8,716
Net income	7,312	22,588
Less: Net income attributable to non-controlling interest - preferred stock dividends	(5,547)	(5,547)
Net income attributable to Farmer Mac	1,765	17,041
Preferred stock dividends	(952)	(851)
Net income attributable to common stockholders	$813	$16,190

Earnings per common share and dividends:
Basic earnings per common share	$0.07	$1.51
Diluted earnings per common share	$0.07	$1.45
Common stock dividends per common share	$0.14	$0.12

The following table sets forth information regarding outstanding volume in each of Farmer Mac's four lines of business as of the dates indicated:

Outstanding Balances of Loans Held, Loans Underlying Off-Balance Sheet Farmer Mac Guaranteed
Securities and LTSPCs, AgVantage Securities, USDA Securities, and Farmer Mac Guaranteed USDA Securities
	March 31, 2014	December 31, 2013
	(in thousands)
On-balance sheet:
Farm & Ranch:
Loans	$1,910,389	$1,875,958
Loans held in trusts:
Beneficial interests owned by third party investors	312,569	259,509
USDA Guarantees:
USDA Securities	1,646,240	1,645,806
Farmer Mac Guaranteed USDA Securities	20,894	21,089
Rural Utilities:
Loans	734,717	698,010
Loans held in trusts:
Beneficial interests owned by Farmer Mac	292,529	354,241
Institutional Credit:
AgVantage Securities	5,112,087	5,066,855
Total on-balance sheet	$10,029,425	$9,921,468
Off-balance sheet:
Farm & Ranch:
LTSPCs	$2,339,443	$2,261,862
Guaranteed Securities	731,574	765,751
USDA Guarantees:
Farmer Mac Guaranteed USDA Securities	19,562	20,222
Institutional Credit:
AgVantage Securities	988,199	981,009
Total off-balance sheet	$4,078,778	$4,028,844
Total	$14,108,203	$13,950,312

The following table presents the quarterly net effective spread by business segment for first quarter 2014 and the previous eight quarters:

	Net Effective Spread by Business Segment
	Farm & Ranch		USDA Guarantees		Rural Utilities		Institutional Credit		Corporate		Net Effective Spread
	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield
	(dollars in thousands)
For the quarter ended:
March 31, 2014 (1)	$7,578	1.63%	$3,356	0.81%	$2,201	0.81%	$6,331	0.50%	$4,236	0.58%	$23,702	0.75%
December 31, 2013 (1)	10,113	2.20%	4,022	0.97%	2,379	0.89%	6,210	0.49%	4,420	0.58%	27,144	0.85%
September 30, 2013	7,980	1.86%	4,505	1.09%	2,974	1.12%	6,205	0.49%	4,117	0.57%	25,781	0.83%
June 30, 2013	8,228	2.08%	4,508	1.12%	3,056	1.14%	5,977	0.48%	4,294	0.63%	26,063	0.87%
March 31, 2013	8,083	2.20%	4,694	1.17%	3,183	1.20%	5,863	0.50%	4,440	0.61%	26,263	0.90%
December 31, 2012	7,936	2.24%	4,718	1.21%	3,154	1.22%	5,970	0.52%	4,682	0.61%	26,460	0.91%
September 30, 2012	8,317	2.49%	4,375	1.13%	3,260	1.29%	6,096	0.55%	5,208	0.66%	27,256	0.95%
June 30, 2012	8,980	2.78%	4,398	1.16%	2,995	1.22%	5,954	0.56%	4,881	0.67%	27,208	0.99%
March 31, 2012	7,307	2.36%	4,563	1.23%	2,857	1.19%	5,840	0.55%	5,066	0.69%	25,633	0.94%

(1)
First quarter 2014 includes the impact in Rural Utilities of spread compression from the early refinancing of loans (41 basis points). Fourth quarter 2013 includes the impact in Farm & Ranch net effective spread of one-time adjustments for recovered buyout interest and yield maintenance (40 basis points in aggregate) and the impact in Rural Utilities of spread compression from the early refinancing of loans (26 basis points).

The following table presents quarterly core earnings reconciled to GAAP net income attributable to common stockholders for first quarter 2014 and each of the previous eight quarters:

Core Earnings by Quarter Ended
	March 2014	December 2013	September 2013	June 2013	March 2013	December 2012	September 2012	June 2012	March 2012
	(in thousands)
Revenues:
Net effective spread (1)	$23,702	$27,144	$25,781	$26,063	$26,263	$26,460	$27,256	$27,209	$25,632
Guarantee and commitment fees	7,049	7,130	7,046	6,954	6,792	6,764	6,591	6,607	6,660
Other (2)	(410)	427	(466)	3,274	186	393	384	(294)	18
Total revenues	30,341	34,701	32,361	36,291	33,241	33,617	34,231	33,522	32,310

Credit related expenses/(income):
Provisions for/(release of) losses	674	12	(36)	(704)	1,176	1,157	94	174	450
REO operating expenses	2	3	35	259	126	47	66	15	6
Losses/(gains) on sale of REO	3	(26)	(39)	(1,124)	(47)	(629)	13	(262)	—
Total credit related expenses/(income)	679	(11)	(40)	(1,569)	1,255	575	173	(73)	456

Operating expenses:
Compensation & employee benefits	4,456	4,025	4,523	4,571	4,698	5,752	4,375	4,574	4,485
General & Administrative	2,794	3,104	2,827	2,715	2,917	2,913	2,788	2,664	2,758
Regulatory fees	594	594	593	594	594	594	562	562	563
Total operating expenses	7,844	7,723	7,943	7,880	8,209	9,259	7,725	7,800	7,806

Net earnings	21,818	26,989	24,458	29,980	23,777	23,783	26,333	25,795	24,048
Income taxes (3)	4,334	5,279	6,263	7,007	6,081	5,914	6,682	6,627	6,028
Non-controlling interest	5,547	5,546	5,547	5,547	5,547	5,546	5,547	5,547	5,547
Preferred stock dividends	952	882	881	881	851	720	719	720	720
Core earnings	$10,985	$15,282	$11,767	$16,545	$11,298	$11,603	$13,385	$12,901	$11,753

Reconciling items (after-tax effects):
Unrealized (losses)/gains on financial derivatives and hedging activities	(2,395)	8,003	4,632	11,021	5,712	4,719	3,456	(14,035)	10,185
Unrealized gains/(losses) on trading assets	426	(50)	(407)	(212)	136	1,778	(286)	(2,006)	714
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	(8,027)	(10,864)	(421)	(564)	(618)	(4,534)	(873)	(901)	(958)
Net effects of settlements on agency forwards	(176)	114	(158)	955	(338)	(102)	699	(250)	509
Lower of cost or fair value adjustments on loans held for sale	—	—	—	—	—	(3,863)	—	—	—
GAAP net income/(loss) attributable to common stockholders	$813	$12,485	$15,413	$27,745	$16,190	$9,601	$16,381	$(4,291)	$22,203

(1)
The difference between first quarter 2014 and fourth quarter 2013 net effective spread was due to the impact of one-time adjustments for recovered buyout interest and yield maintenance of $1.8 million in fourth quarter 2013, $0.4 million associated with the early refinancing of AgVantage securities and the recasting of certain Rural Utilities loans, and a lower day count in first quarter 2014.

(2)	First quarter 2014 includes additional hedging costs of $0.6 million. Fourth quarter 2013 includes gains on the repurchase of debt of $1.5 million, partially offset by realized losses on the sale of available-for-sale securities of $0.9 million and additional hedging costs of $0.2 million.

(3)
First quarter 2014 reflects a reduction in tax valuation allowance of $0.9 million associated with certain gains on investment portfolio assets. Fourth quarter 2014 reflects a reduction in tax valuation allowance of $2.1 million associated with certain gains on investment portfolio assets.